Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 123-year-old IBERIABANK (www.iberiabank.com), reported operating results for the fourth quarter ended December 31, 2010. For the quarter, the Company reported income available to common shareholders of $13 million and fully diluted earnings per share (“EPS”) of $0.48. Excluding one-time acquisition costs, earnings were $14 million. On that basis, EPS was $0.52, a decrease of 5% compared to the third quarter of 2010 (“linked quarter basis”).

Daryl G. Byrd, President and Chief Executive Officer, commented, “We are pleased with our continued progress in building out our franchise while grinding our way through this challenging credit cycle. For example, during the fourth quarter we completed the conversion of Sterling Bank in a flawless manner, opened offices in Houston, obtained trust powers and launched our asset management and trust businesses under Iberia Wealth Advisors, and successfully launched our capital markets initiative, Iberia Capital Partners. We also experienced exceptional loan growth and enhanced our fortress capital position through deposit rate-driven balance sheet compression”. Byrd continued, “Our capital, liquidity, and asset quality measures remain among the best in the industry. We believe our Company is uniquely positioned to prosper from various industry disruptions and opportunities.”

Operating Results Summary

Diluted net income to common shareholders in the fourth quarter of 2010 totaled $13 million, down 6% on a linked quarter basis, and down 89% compared to the same quarter last year when the Company reported a $181 million gain on acquisitions. EPS was $0.48 in the fourth quarter of 2010, a decrease of 7% on a linked quarter basis, and a decrease of 91% compared to the same quarter last year. For the fourth quarter of 2010, return on average assets (“ROA”) was 0.50%, return on average common equity (“ROE”) was 3.94%, and return on average tangible common equity was 5.26%.

Conversion and Merger. The conversions of branch and operating systems of Sterling Bank were successfully completed over the weekend of October 16-17, 2010. On August 23, 2010, the Company announced its intention to merge its IBERIABANK fsb subsidiary into IBERIABANK. The subsidiary merger was completed on December 31, 2010. The Company incurred pre-tax acquisition and conversion-related costs in the fourth quarter of 2010 of $2 million, or $0.04 per share on an after-tax basis.

Excess Cash and Margin. The Company held $616 million in excess cash on average in the fourth quarter of 2010, compared to $1.0 billion in the third quarter of 2010. The decrease in cash was primarily driven by a decline in average total deposits of $146 million and an increase in average investments of $96 million on a linked quarter basis. The Company reduced deposit rates during the third and fourth quarters of 2010, resulting in a reduction in deposit balances held by single-product deposit clients. At December 31, 2010, the Company held $252 million in excess cash.

As a result of these actions, the Company’s tax-equivalent net interest margin (“margin”) improved 19 basis points on a linked quarter basis to 3.10% in the fourth quarter of 2010. The aggregate excess cash position suppressed the margin approximately 37 and 19 basis points in the third and fourth quarters of 2010, respectively. The Company estimates the excess cash reduced EPS by approximately $0.22 and $0.16 in the third and fourth quarters of 2010, respectively.

Surplus Capital. On March 8, 2010, the Company issued and sold 5,973,207 shares of common stock in an underwritten public offering, with net proceeds of $329 million. The Company estimates EPS was suppressed due to the additional outstanding shares by approximately $0.14 and $0.13 per share in the third and fourth quarters of 2010, respectively.

Loan Loss Provision. In the fourth quarter of 2010, the Company recorded a pre-tax provision expense of $11 million, up $6 million, or 119%, on a linked quarter basis. Approximately $4 million of the provision in the fourth quarter was related to two non-FDIC-related relationships that experienced collateral shortfalls (one of these relationships is current on its payments). These loans accounted for approximately $6 million of the $11 million in charge-offs recorded during the fourth quarter of 2010. The Company believes it has sufficiently addressed these isolated situations in an assertive manner and they are not reflective of any change in the quality of the aggregate loan portfolio.

Balance Sheet Summary

Total assets decreased $530 million, or 5%, since September 30, 2010, to $10.0 billion at December 31, 2010. Over this period, total loans increased $244 million, or 4%, and total deposits decreased $349 million, or 4%. Total shareholders’ equity decreased $3 million, or less than 1%, since September 30, 2010.

The majority of assets acquired in the four FDIC-assisted transactions completed in 2009 and 2010 are covered under FDIC loss sharing arrangements (“covered assets”), and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets has minimal loss exposure. Total Nonperforming Assets (“NPAs”) at December 31, 2010 were $939 million, down $34 million, or 3%, compared to September 30, 2010. Excluding $869 million in NPAs covered under the FDIC-assisted agreements, NPAs at December 31, 2010 were $69 million, up $5 million, or 7%, compared to September 30, 2010. On that basis, NPAs were 0.91% of total assets at December 31, 2010, compared to 0.81% of assets at September 30, 2010 and 0.90% one year ago.

Loans

In the fourth quarter of 2010, total loans increased $244 million, or 4%. Excluding the FDIC-assisted transactions, loans increased $173 million, or 4%, over that period. Between the times at which the acquisitions were completed and December 31, 2010, loans acquired in the FDIC acquisitions decreased by approximately $310 million, or 16%.

The $6.0 billion loan portfolio at December 31, 2010, was comprised of disparate components. Approximately 26% of the loan portfolio at that date was composed of assets subject to FDIC loss share agreements, which provide considerable protection against credit risk. The remaining $4.4 billion in loans at December 31, 2010, was associated with the Company’s legacy franchise.

Period-End Loan Volumes ($ in Millions)

	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
Commercial	$2,748	$2,825	$2,878	$2,947	$3,123
Consumer	914	912	929	926	960
Mortgage	452	441	430	406	370

Non-FDIC Loans	$4,114	$4,178	$4,237	$4,279	$4,453
Covered Loans	$1,670	$1,561	$1,524	$1,512	$1,583

Total Loans	$5,784	$5,739	$5,761	$5,791	$6,035
Non-FDIC Growth	4%	2%	1%	1%	4%

On a linked quarter basis, the yield on average total loans increased 17 basis points to 6.31%. The increase in average loan yield was primarily driven by FDIC loss share covered assets partially offset by a seven basis point decrease in non-covered loans. Yields on commercial and consumer loans increased six and 87 basis points, respectively, on a linked quarter basis. The yield on mortgage loans decreased 30 basis points over that period.

Commercial real estate (“CRE”) loans totaled $2.6 billion at December 31, 2010, and the average loan size was $637,000. At December 31, 2010, approximately $1.0 billion, or 33%, of the total CRE portfolio was covered under the loss share agreements with the FDIC. In addition, loans covered under those agreements were purchased at substantial discounts from the FDIC and are expected to offset much of the remaining credit loss exposure and servicing costs. The remaining $1.6 billion in legacy CRE loans included $640 million in owner-occupied loans (1.15% past due 30 days or more) and $920 million in non-owner occupied CRE loans (2.74% past due 30 days or more). The legacy CRE portfolio had loans past due 30 days or more (including nonaccruing loans) equal to 2.09% of the CRE loans outstanding, compared to 2.08% at September 30, 2010. Non-owner occupied CRE loans equated to 76% of total risk based capital at December 31, 2010. At December 31, 2010, many of the Company’s local legacy markets remained economically healthy compared to the national economy.

At December 31, 2010, approximately 23% of the Company’s direct consumer loan portfolio (net of discounts) was covered under the FDIC loss share agreements. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 723, and loans past due 30 days or more were 0.61% of consumer loans at December 31, 2010 (unchanged compared to September 30, 2010). Legacy home equity loans totaled $347 million at December 31, 2010, with 0.75% past due 30 days or more (unchanged compared to September 30, 2010). Legacy home equity lines of credit totaled $220 million, with 0.49% past due 30 days or more (0.42% at September 30, 2010). Annualized net charge-offs in this portfolio were 1.28% of total consumer loans in the fourth quarter of 2010 (0.87% in the third quarter of 2010). The weighted average loan-to-value at origination for this portfolio over the last three years was approximately 68%.

The indirect automobile portfolio totaled $255 million at December 31, 2010, down 4% compared to the portfolio at September 30, 2010. This portfolio equated to 4% of total loans and had 0.87% in loans past due 30 days or more (including nonaccruing loans) at December 31, 2010 (increase from 0.78% at September 30, 2010). Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.33% of average loans in the fourth quarter of 2010 (compared to 0.11% in the third quarter of 2010). Approximately 87% of the indirect automobile portfolio was to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (6.2% at November 2010, the 41st lowest unemployment rate of 372 MSAs in the United States).

Deposits

During the fourth quarter of 2010, total deposits decreased $349 million, or 4%, and increased $37 million, or 1%, excluding the FDIC transactions. Between the consummation dates of the FDIC-assisted acquisitions and December 31, 2010, acquired deposits, excluding brokered deposits, decreased approximately $165 million, or 6%.

Period-End Deposit Volumes ($ in Millions)

	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
Noninterest	$875	$825	$821	$857	$879
NOW Accounts	1,352	1,407	1,333	1,254	1,282
Savings/MMkt	2,252	2,571	2,808	3,013	2,910
Time Deposits	3,077	3,153	3,112	3,139	2,844

Total Deposits	$7,556	$7,956	$8,074	$8,264	$7,915
Growth	58%	5%	1%	2%	-4%

Noninterest bearing deposits totaled $879 million at December 31, 2010, up $22 million, or 3%, compared to September 30, 2010. Excluding the FDIC-assisted transactions, noninterest bearing deposits increased $23 million, or 3%, over this period. On a linked quarter basis, average noninterest bearing deposits increased $41 million, or 5%, and interest-bearing deposits decreased $187 million, or 2%. The rate on average interest bearing deposits in the fourth quarter of 2010 was 1.20%, a decrease of 12 basis points on a linked quarter basis. In the month of December 2010, the average cost of interest bearing deposits was 1.16%.

In September 2010, the Company paid off $78 million in long-term debt at an annualized cost of 4.03%. On a linked quarter basis, average long-term debt declined $131 million, or 23%, and the cost declined 40 basis points. The Company had no short-term borrowings at December 31, 2010. The cost of average interest bearing liabilities was 1.27% in the fourth quarter of 2010, a decrease of 17 basis points on a linked quarter basis. For the month of December 2010, the average cost of interest bearing liabilities was 1.23%.

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and discounts on the assets acquired are expected to provide substantial protection against losses on those assets. Under the loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $1.2 billion, or $965 million (the Company covered the remaining $241 million at the times of acquisition). In addition, the FDIC will cover 95% of losses that exceed a $970 million threshold level. The Company received a discount of approximately $515 million on the purchase of assets in the transactions.

Excluding the FDIC-assisted transactions, NPAs increased $5 million during the fourth quarter of 2010 at the Company, while loans past due 30 days or more increased $1 million. The Company’s legacy troubled debt restructurings at December 31, 2010 totaled $20 million, compared to $18 million at September 30, 2010.

Summary Asset Quality Statistics

($thousands)	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
	2Q10*	3Q10*	4Q10*	2Q10	3Q10	4Q10	2Q10*	3Q10*	4Q10*
Nonaccruals	$25,512	$23,027	$22,231	$22,537	$18,054	$27,265	$48,049	$41,081	$49,496
OREO & Foreclosed	5,037	4,096	5,889	10,177	12,872	12,608	15,214	16,968	18,496
90+ Days Past Due	3,229	2,666	13	2,416	4,151	1,442	5,645	6,817	1,455

Nonperforming Assets	$33,778	$29,789	$28,133	$35,130	$35,077	$41,314	$68,908	$64,865	$69,447
NPAs/Assets	0.54%	0.48%	0.47%	2.11%	2.06%	2.51%	0.86%	0.81%	0.91%
NPAs/(Loans + OREO)	1.04%	0.92%	0.84%	3.49%	3.32%	3.68%	1.62%	1.51%	1.55%
LLR/Loans	1.36%	1.24%	1.26%	2.04%	2.05%	1.84%	1.52%	1.43%	1.40%
Net Charge-Offs/Loans	0.65%	0.60%	0.33%	0.31%	0.48%	2.87%	0.57%	0.57%	0.96%

*	Excludes the impact of all FDIC-assisted acquisitions

The FDIC-assisted transactions accounted for $869 million, or 93% of the Company’s $939 million in total NPAs at December 31, 2010, and the legacy IBERIABANK Corporation franchise accounted for the remaining $69 million in NPAs. Excluding the FDIC-assisted transactions, NPAs equated to 0.91% of total assets at December 31, 2010, compared to 0.81% at September 30, 2010. On this same basis, total loans past due 30 days or more (including nonaccruing loans) represented 1.44% of total loans at December 31, 2010, an improvement of four basis points, compared to 1.48% of total loans at September 30, 2010.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
IBERIABANK (Ex-FDIC Covered Assets)
30+ days past due	0.32%	0.58%	0.67%	0.81%	0.32%	0.30%
Non-accrual	0.45%	0.38%	0.94%	0.78%	0.70%	0.66%

Total Past Due	0.77%	0.96%	1.61%	1.59%	1.02%	0.96%
IBERIABANK fsb
30+ days past due	1.09%	1.12%	0.88%	0.60%	1.14%	0.41%
Non-accrual	2.45%	2.78%	2.42%	2.26%	1.73%	2.46%

Total Past Due	3.54%	3.90%	3.30%	2.86%	2.87%	2.87%

Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.50%	0.72%	0.73%	0.77%	0.52%	0.33%
Non-accrual	0.92%	0.97%	1.31%	1.13%	0.96%	1.11%

Total Past Due	1.42%	1.69%	2.04%	1.90%	1.48%	1.44%

Consolidated With FDIC Covered Assets
30+ days past due	1.06%	3.60%	3.09%	3.48%	1.98%	2.44%
Non-accrual	2.79%	12.70%	14.23%	13.01%	12.95%	12.10%

Total Past Due	3.85%	16.30%	17.32%	16.49%	14.93%	14.54%

At December 31, 2010, the allowance for loan losses was 2.26%, down compared to 2.28% at September 30, 2010. In accordance with generally accepted accounting principles, the assets acquired in the FDIC-assisted transactions were marked to market at acquisition, including estimated loan impairments. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans decreased from 1.43% at September 30, 2010 to 1.40% at December 31, 2010.

The Company reported net charge-offs of $11 million in the fourth quarter of 2010, compared to $5 million in the third quarter of 2010. The ratio of net charge-offs to average loans was 0.72% in the fourth quarter of 2010, compared to 0.36% in the third quarter of 2010. The Company recorded a $11 million loan loss provision in the fourth quarter of 2010, up 119% compared to the level recorded in the third quarter of 2010. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at December 31, 2010.

Investments

Total investment securities increased $112 million, or 6%, to $2.0 billion during the fourth quarter of 2010. As a percentage of total assets, the investment portfolio increased from 18% at September 30, 2010, to 20% at December 31, 2010. The investment portfolio had a modified duration of 3.0 years at December 31, 2010, compared to 2.4 years at September 30, 2010. The unrealized gain in the investment portfolio decreased $27 million, or 75%, from $36 million at September 30, 2010 to $9 million at December 31, 2010. Based on projected prepayment speeds and other assumptions at December 31, 2010, the portfolio was expected to generate approximately $513 million in cash flows, or about 26% of the portfolio, over the next 12 months and 43% in aggregate cash flows over the next 24 months. The average yield on investment securities decreased 30 basis points on a linked quarter basis, to 2.60% in the fourth quarter of 2010. The Company holds in its investment portfolio primarily government agency and municipal securities (only 6% of the total investment portfolio).

Capital Position

During the fourth quarter of 2010, the Company completed final settlement procedures with the FDIC regarding the Orion Bank FDIC-assisted acquisition that was consummated on November 13, 2009. In association with that process, the Company determined its original estimate of the final settlement amount with the FDIC was too high. To resolve this difference, the Company adjusted its settlement liability and gain on acquisition by $11.5 million that were recorded in the fourth quarter of 2009. Accordingly, net income for the fourth quarter 2009 and year ended December 31, 2009, and equity at December 31, 2009 were positively adjusted by $7.1 million. This adjustment increased 2009 EPS by $0.34 above previously reported EPS.

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 13.00% at December 31, 2010, compared to 12.38% at September 30, 2010, and 9.91% one year ago. At December 31, 2010, the Company reported a tangible common equity ratio of 10.65%, compared to 10.12% at September 30, 2010 and 7.46% one year ago. The Company’s Tier 1 leverage ratio was 11.24%, compared to 10.81% at September 30, 2010, and 9.99% one year ago. The Company’s total risk based capital ratio at December 31, 2010 was 19.73%, compared to 19.90% at September 30, 2010, and 14.58% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 17.00%, compared to 17.35% at September 30, 2010, and 11.93% one year ago.

Regulatory Capital Ratios

At December 31, 2010

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANKfsb	IBERIABANK Corporation
Tier 1 Leverage	5.00%	8.14%	10.83%	11.24%
Tier 1 Risk Based	6.00%	14.38%	12.74%	18.47%
Total Risk Based	10.00%	15.64%	13.98%	19.73%

At December 31, 2010, book value per share was $48.50, down $0.13 compared to September 30, 2010, and up 5% compared to one year ago. Tangible book value per share decreased $0.08 over that period to $38.68, and up 14% compared to one year ago.

On December 16, 2010, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.28%, based on the closing stock price of the Company’s common stock on January 25, 2011 of $59.59 per share. This price equated to 1.23 times December 31, 2010 book value per share of $48.50 and 1.54 times tangible book value per share of $38.68.

Interest Rate Risk Position

The Company’s interest rate risk modeling at December 31, 2010, indicated the Company is fairly balanced over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates at December 31, 2010 was estimated to increase net interest income over 12 months by approximately 0.8%. Similarly, a 100 basis point decrease in interest rates was expected to increase net interest income by approximately 0.4%. At December 31, 2010, approximately 48% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 45%. Approximately 72% of the Company’s time deposit base will re-price within 12 months from December 31, 2010.

Operating Results

The Company’s average excess liquidity position decreased from approximately $1.0 billion to $616 million on a linked quarter basis, maintaining pressure on the yield on earning assets. The yield on average investment securities declined 30 basis points and average total loan yield increased 17 basis points, respectively, on a linked quarter basis. The average earning asset yield increased three basis points, while the cost of interest bearing deposits and liabilities decreased 12 and 17 basis points, respectively. As a result, the net interest spread and margin each improved 19 basis points on a linked quarter basis. Tax-equivalent net interest income increased $2 million, or 3%, on a linked quarter basis, as the margin improvement was partially offset by a decrease in average earning assets of $253 million, or 3%, on that basis.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	4Q09	1Q10	2Q10	3Q10	4Q10
Earning Asset Yield	4.61%	4.45%	4.38%	4.13%	4.16%
Cost Of Int-Bearing Liabs	1.74%	1.47%	1.56%	1.44%	1.27%

Net Interest Spread	2.87%	2.97%	2.82%	2.70%	2.89%
Net Interest Margin	3.13%	3.16%	3.05%	2.91%	3.10%

Aggregate noninterest income increased $1 million, or 3%, on a linked quarter basis. The primary changes on a linked quarter basis were a lower level of gains on the sale of investment securities (down $4 million), offset by higher gains of the sale mortgage loans (up $3 million) and commercial loan and other income (up a total of $2 million).

The Company’s mortgage origination business continued to experience substantial strength in the fourth quarter of 2010. The Company originated $517 million in mortgage loans during the fourth quarter of 2010, down $4 million, or less than 1%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 53% of mortgage loan applications in the fourth quarter of 2010, and approximately 36% between December 31, 2010, and January 14, 2011. The Company sold $602 million in mortgage loans during the fourth quarter of 2010, up $141 million, or 31%, compared to the third quarter of 2010. Sales margins remained fairly stable on a linked quarter basis. Gains on the sale of mortgage loans totaled $16 million in the fourth quarter of 2010, an increase of $3 million, or 20%, on a linked quarter basis. The mortgage pipeline was approximately $118 million at December 31, 2010, and has since eased to approximately $107 million at January 21, 2011.

Noninterest expense increased $1 million, or 1%, on a linked quarter basis. In aggregate, merger and conversion-related costs totaled $2 million in the fourth quarter of 2010 and $1 million in the third quarter. Increases in expense categories included base compensation ($1 million), hospitalization ($1 million) and legal and professional costs ($1 million). Offsetting those expense increases were decreases in the repayment of long-term debt and other than temporary impairment ($4 million) that was recorded in the third quarter.

The combined tangible efficiency ratio of the Company’s financial institution subsidiaries was approximately 56% in the fourth quarter of 2010 compared to 62% in the third quarter of 2010.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 226 combined offices, including 145 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 27 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states. The Company opened three new bank branch offices since September 30, 2010, in Houston (2) and New Orleans, and a title insurance office in Lafayette, Louisiana.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.6 billion, based on the NASDAQ closing stock price on January 25, 2011.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 26, 2011, beginning at 8:30 a.m. Central Time by dialing 1-800-230-1059. The confirmation code for the call is 188302. A replay of the call will be available until midnight Central Time on February 2, 2011 by dialing 1-800-475-6701. The confirmation code for the replay is 188302. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Annual Shareholder Meeting and Analyst Day

The Company will hold its annual meeting of shareholders on Friday, May 6, 2011 at the Windsor Court Hotel in New Orleans, Louisiana. Shareholders are invited to attend.

In conjunction with the Gulf South Bank Conference, which is held in New Orleans on May 9, 2011 through May 11, 2011, the Company will hold an “Analyst Day” for investment buy-side and sell-side guests which will be held on the morning of Monday, May 9, 2011 at the Company’s regional headquarters office at 601 Poydras Street in New Orleans.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2010	2009	% Change	2010	% Change
Income Data (in thousands):
Net Interest Income	$72,349	$57,557	26%	$69,933	3%
Net Interest Income (TE) (1)	73,934	59,453	24%	71,702	3%
Net Income	13,042	115,784	(89%)	13,940	(6%)
Earnings Available to Common Shareholders- Basic	13,042	115,784	(89%)	13,940	(6%)
Earnings Available to Common Shareholders- Diluted	12,781	112,900	(89%)	13,652	(6%)

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.49	$5.61	(91%)	$0.52	(7%)
Earnings Available to Common Shareholders - Diluted	0.48	5.56	(91%)	0.52	(7%)
Book Value Per Common Share	48.50	46.38	5%	48.63	(0%)
Tangible Book Value Per Common Share (2)	38.68	33.88	14%	38.76	(0%)
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	26,844,077	20,617,155	30%	26,840,723	0%
Diluted Shares (Average)	26,498,060	20,301,633	31%	26,460,084	0%
Book Value Shares (Period End) (3)	26,874,613	20,797,218	29%	26,872,742	0%

Key Ratios: (4)
Return on Average Assets	0.50%	5.62%		0.52%
Return on Average Common Equity	3.94%	50.04%		4.21%
Return on Average Tangible Common Equity (2)	5.26%	66.57%		5.60%
Net Interest Margin (TE) (1)	3.10%	3.13%		2.91%
Efficiency Ratio	73.5%	28.3%		75.3%
Tangible Efficiency Ratio (TE) (1) (2)	70.9%	27.7%		72.6%
Average Loans to Average Deposits	71.3%	82.7%		70.4%
Nonperforming Assets to Total Assets (5)	9.36%	10.43%		9.21%
Allowance for Loan Losses to Loans	2.26%	0.96%		2.28%
Net Charge-offs to Average Loans	0.72%	0.18%		0.36%
Average Equity to Average Total Assets	12.67%	11.24%		12.33%
Tier 1 Leverage Ratio	11.24%	9.99%		10.89%
Common Stock Dividend Payout Ratio	70.1%	6.3%		65.5%
Tangible Common Equity Ratio	10.65%	7.46%		10.12%
Tangible Common Equity to Risk-Weighted Assets	17.00%	11.93%		17.35%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	December 31,			September 30,
	2010	2009 (1)	% Change	2010 (1)
ASSETS
Cash and Due From Banks	$94,941	$94,674	0.3%	$99,670
Interest-bearing Deposits in Banks	242,837	80,723	200.8%	804,012

Total Cash and Equivalents	337,778	175,397	92.6%	903,682
Investment Securities Available for Sale	1,729,794	1,320,476	31.0%	1,587,088
Investment Securities Held to Maturity	290,020	260,361	11.4%	320,707

Total Investment Securities	2,019,814	1,580,837	27.8%	1,907,795
Mortgage Loans Held for Sale	83,905	66,945	25.3%	171,545
Loans, Net of Unearned Income	6,035,332	5,784,365	4.3%	5,791,378
Allowance for Loan Losses	(136,100)	(55,768)	144.0%	(131,954)

Loans, net	5,899,232	5,728,597	3.0%	5,659,424
Loss Share Receivable	726,871	1,034,734	(29.8%)	906,014
Premises and Equipment	208,403	137,426	51.6%	201,626
Goodwill and Other Intangibles	263,925	260,144	1.5%	265,266
Mortgage Servicing Rights	185	229	(19.4%)	212
Other Assets	486,653	711,646	(31.6%)	540,738

Total Assets	$10,026,766	$9,695,955	3.4%	$10,556,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$878,768	$874,885	0.4%	$856,882
Interest-bearing Deposits	7,036,338	6,681,263	5.3%	7,407,257

Total Deposits	7,915,106	7,556,148	4.8%	8,264,139
Short-term Borrowings	—	90,000	(100.0%)	30,190
Securities Sold Under Agreements to Repurchase	220,328	173,351	27.1%	259,058
Long-term Debt	432,251	745,864	(42.0%)	440,915
Other Liabilities	155,623	169,274	(8.1%)	255,148

Total Liabilities	8,723,308	8,734,637	(0.1%)	9,249,450
Total Shareholders’ Equity	1,303,458	961,318	35.6%	1,306,852

Total Liabilities and Shareholders’ Equity	$10,026,766	$9,695,955	3.4%	$10,556,302

INCOME STATEMENT

	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2010	2009 (1)	% Change	2010	2009 (1)
Interest Income	$97,716	$85,538	14.2%	$396,371	$270,387
Interest Expense	25,367	27,981	(9.3%)	114,744	97,602

Net Interest Income	72,349	57,557	25.7%	281,627	172,785
Provision for Loan Losses	11,224	9,260	21.2%	42,451	45,370

Net Interest Income After Provision for Loan Losses	61,125	48,297	26.6%	239,176	127,415
Service Charges	6,013	6,253	(3.8%)	24,375	22,986
ATM / Debit Card Fee Income	2,673	2,340	14.2%	10,117	7,975
BOLI Proceeds and Cash Surrender Value Income	947	729	29.8%	3,100	2,892
Gain on Acquisition	—	181,061	(100.0%)	3,781	238,893
Gain on Sale of Loans, net	16,172	8,506	90.1%	47,689	35,108
Gain (Loss) on Sale of Investments, net	93	878	(89.4%)	5,251	6,736
Title Revenue	4,715	4,127	14.3%	18,083	18,476
Broker Commissions	2,326	1,048	122.0%	7,530	4,592
Other Noninterest Income	5,113	2,601	96.6%	13,964	6,878

Total Noninterest Income	38,052	207,543	(81.7%)	133,890	344,536
Salaries and Employee Benefits	45,160	34,331	31.5%	161,482	114,379
Occupancy and Equipment	9,343	7,068	32.2%	33,837	24,337
Amortization of Acquisition Intangibles	1,340	1,022	31.1%	4,935	2,893
Other Noninterest Expense	25,259	32,693	(22.7%)	103,995	81,651

Total Noninterest Expense	81,102	75,114	8.0%	304,249	223,260
Income Before Income Taxes	18,075	180,726	(90.0%)	68,817	248,691
Income Taxes	5,033	64,942	(92.2%)	19,991	90,338

Net Income	$13,042	$115,784	(88.7%)	$48,826	$158,353

Preferred Stock Dividends	—	—	—	—	(3,350)

Earnings Available to Common Shareholders - Basic	13,042	115,784	(88.7%)	48,826	155,004

Earnings Allocated to Unvested Restricted Stock	(261)	(2,884)	(90.9%)	(971)	(3,910)

Earnings Available to Common Shareholders - Diluted	12,781	112,900	(88.7%)	47,855	151,094

Earnings Per Share, diluted	$0.48	$5.56	(91.3%)	$1.88	$8.41

(1)	The Company has restated its prior period settlement liability and gain on acquisition by $11.5 million. In addition, net income for the three months and year ended December 31, 2009, as well as equity as of December 31, 2009, have been restated by $7.1 million. The Company determined its estimate of the final settlement amount with the FDIC was incorrect.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
ASSETS
Cash and Due From Banks	$100,550	$95,687	$95,822	$92,145	$74,523
Interest-bearing Deposits in Banks	608,927	959,540	1,007,446	387,929	310,501
Investment Securities	2,014,934	1,919,056	1,617,372	1,569,301	1,326,982
Mortgage Loans Held for Sale	127,723	131,944	82,502	50,810	58,785
Loans, Net of Unearned Income	5,799,144	5,830,711	5,616,203	5,737,876	5,114,801
Allowance for Loan Losses	(129,082)	(92,941)	(63,115)	(55,133)	(49,442)
Loss Share Receivable	899,558	865,810	914,437	1,033,377	590,804
Other Assets	947,861	931,381	1,045,702	1,049,777	739,618

Total Assets	$10,369,615	$10,641,188	$10,316,369	$9,866,082	$8,166,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$881,634	$840,765	$818,985	$824,959	$749,262
Interest-bearing Deposits	7,252,956	7,440,136	7,138,919	6,887,249	5,436,034

Total Deposits	8,134,590	8,280,901	7,957,904	7,712,208	6,185,296
Short-term Borrowings	3,234	17,402	17,967	32,769	38,174
Securities Sold Under Agreements to Repurchase	233,116	214,411	176,357	168,303	187,787
Long-term Debt	435,820	567,166	639,923	736,458	700,838
Other Liabilities	248,671	248,739	220,474	151,124	136,542

Total Liabilities	9,055,431	9,328,619	9,012,625	8,800,862	7,248,637
Total Shareholders’ Equity	1,314,184	1,312,569	1,303,744	1,065,220	917,935

Total Liabilities and Shareholders’ Equity	$10,369,615	$10,641,188	$10,316,369	$9,866,082	$8,166,572

INCOME STATEMENT

	2010				2009
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest Income	$97,716	$99,818	$101,217	$97,620	$85,538
Interest Expense	25,367	29,885	31,078	28,414	27,981

Net Interest Income	72,349	69,933	70,139	69,206	57,557
Provision for Loan Losses	11,224	5,128	12,899	13,201	9,260

Net Interest Income After Provision for Loan Losses	61,125	64,805	57,240	56,005	48,297
Total Noninterest Income	38,052	36,781	30,704	28,353	207,543
Total Noninterest Expense	81,102	80,371	75,775	67,000	75,114

Income Before Income Taxes	18,075	21,215	12,169	17,358	180,726
Income Taxes	5,033	7,275	3,329	4,354	64,942

Net Income	$13,042	$13,940	$8,840	$13,004	$115,784

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	$13,042	$13,940	$8,840	$13,004	$115,784

Earnings Allocated to Unvested Restricted Stock	(261)	(288)	(189)	(252)	(2,884)

Earnings Available to Common Shareholders - Diluted	$12,781	$13,652	$8,651	$12,752	$112,900

Earnings Per Share, basic	$0.49	$0.52	$0.33	$0.60	$5.61

Earnings Per Share, diluted	$0.48	$0.52	$0.33	$0.59	$5.56

Book Value Per Share	$48.50	$48.63	$48.57	$48.55	$46.38

Return on Average Assets	0.50%	0.52%	0.34%	0.53%	5.62%
Return on Average Common Equity	3.94%	4.21%	2.72%	4.95%	50.04%
Return on Average Tangible Common Equity	5.26%	5.60%	3.71%	6.88%	66.57%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	December 31,			September 30,
	2010	2009	% Change	2010
Residential Mortgage Loans:
Residential 1-4 Family	$616,550	$975,395	(36.8%)	$647,657
Construction/ Owner Occupied	14,822	32,857	(54.9%)	14,564

Total Residential Mortgage Loans	631,372	1,008,252	(37.4%)	662,221
Commercial Loans:
Real Estate	2,647,107	2,500,433	5.9%	2,483,420
Business	1,515,856	1,217,326	24.5%	1,415,088

Total Commercial Loans	4,162,963	3,717,759	12.0%	3,898,508
Consumer Loans:
Indirect Automobile	255,322	259,339	(1.5%)	266,859
Home Equity	834,840	649,821	28.5%	821,608
Automobile	31,266	30,552	2.3%	30,511
Credit Card Loans	44,071	44,561	(1.1%)	42,370
Other	75,498	74,081	1.9%	69,301

Total Consumer Loans	1,240,997	1,058,354	17.3%	1,230,649

Total Loans Receivable	6,035,332	5,784,365	4.3%	5,791,378

Allowance for Loan Losses	(136,100)	(55,768)		(131,954)

Loans Receivable, Net	$5,899,232	$5,728,597		$5,659,424

ASSET QUALITY DATA (1)

	December 31,			September 30,
	2010	2009	% Change	2010
Nonaccrual Loans	$816,244	$893,441	(8.6%)	$871,353
Foreclosed Assets	163	35	361.6%	173
Other Real Estate Owned	69,054	74,056	(6.8%)	57,322
Accruing Loans More Than 90 Days Past Due	53,112	43,952	20.8%	43,593

Total Nonperforming Assets	$938,573	$1,011,485	(7.2%)	$972,441

Nonperforming Assets to Total Assets	9.36%	10.43%	(10.3%)	9.21%
Nonperforming Assets to Total Loans and OREO	15.4%	17.27%	(10.9%)	16.63%
Allowance for Loan Losses to Nonperforming Loans (2)	15.7%	5.9%	163.1%	14.4%
Allowance for Loan Losses to Nonperforming Assets	14.5%	5.5%	163.0%	13.6%
Allowance for Loan Losses to Total Loans	2.26%	0.96%	133.9%	2.28%
Year to Date Charge-offs	$33,858	$33,267	1.8%	$22,638
Year to Date Recoveries	(6,818)	(2,646)	157.7%	(6,103)

Year to Date Net Charge-offs	$27,040	$30,621	(11.7%)	$16,535

Quarter to Date Net Charge-offs	$10,506	$2,283	360.1%	$5,330

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions
(2)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS

	December 31,			September 30,
	2010	2009	% Change	2010
Noninterest-bearing Demand Accounts	$878,768	$874,885	0.4%	$856,882
NOW Accounts	1,281,825	1,351,609	(5.2%)	1,254,498
Savings and Money Market Accounts	2,910,114	2,253,065	29.2%	3,013,378
Certificates of Deposit	2,844,399	3,076,589	(7.5%)	3,139,381

Total Deposits	$7,915,106	$7,556,148	4.8%	$8,264,139

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2010		September 30, 2010		December 31, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$637,748	7.12%	$710,112	7.42%	$883,703	5.02%
Commercial Loans (TE) (1)	3,928,998	5.94%	3,918,156	5.88%	3,167,723	5.55%
Consumer and Other Loans	1,232,398	7.08%	1,202,443	6.21%	1,063,375	5.80%

Total Loans	5,799,144	6.31%	5,830,711	6.14%	5,114,801	5.51%
Mortgage Loans Held for Sale	127,723	3.08%	131,944	4.26%	58,785	4.75%
Investment Securities (TE) (1)(2)	1,946,658	2.60%	1,843,511	2.90%	1,264,788	3.82%
Loss Share Receivable	899,558	-3.75%	865,810	-2.27%	590,804	1.88%
Other Earning Assets	678,244	0.42%	1,032,386	0.36%	448,504	0.41%

Total Earning Assets	9,451,328	4.16%	9,704,363	4.13%	7,477,682	4.61%
Allowance for Loan Losses	(129,082)		(92,941)		(49,442)
Nonearning Assets	1,047,369		1,029,766		738,332

Total Assets	$10,369,615		$10,641,188		$8,166,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,269,316	0.59%	$1,281,554	0.67%	$1,128,463	0.73%
Savings and Money Market Accounts	2,995,002	0.91%	2,953,907	1.18%	1,803,665	1.48%
Certificates of Deposit	2,988,638	1.75%	3,204,675	1.71%	2,503,906	2.35%

Total Interest-bearing Deposits	7,252,956	1.20%	7,440,136	1.32%	5,436,034	1.73%
Short-term Borrowings	236,350	0.32%	231,813	0.39%	225,961	0.45%
Long-term Debt	435,820	2.95%	567,166	3.35%	700,838	2.27%

Total Interest-bearing Liabilities	7,925,126	1.27%	8,239,115	1.44%	6,362,833	1.74%
Noninterest-bearing Demand Deposits	881,634		840,765		749,262
Noninterest-bearing Liabilities	248,672		248,739		136,542

Total Liabilities	9,055,432		9,328,619		7,248,637
Shareholders’ Equity	1,314,183		1,312,569		917,935

Total Liabilities and Shareholders’ Equity	$10,369,615		$10,641,188		$8,166,572

Net Interest Spread	$72,349	2.89%	$69,933	2.70%	$57,557	2.87%
Tax-equivalent Benefit	1,585	0.08%	1,769	0.07%	1,896	0.09%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$73,934	3.10%	$71,702	2.91%	$59,453	3.13%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	December 31, 2010		December 31, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$809,515	6.83%	$600,317	5.40%
Commercial Loans (TE) (1)	3,798,264	5.93%	2,622,856	4.96%
Consumer and Other Loans	1,139,275	6.65%	954,109	6.31%

Total Loans	5,747,054	6.20%	4,177,282	5.33%
Mortgage Loans Held for Sale	98,548	4.00%	72,489	4.76%
Investment Securities (TE) (1)(2)	1,727,531	3.00%	1,070,551	4.20%
Loss Share Receivable	927,758	-1.38%	158,691	1.73%
Other Earning Assets	875,937	0.32%	267,258	0.43%

Total Earning Assets	9,376,828	4.27%	5,746,271	4.78%
Allowance for Loan Losses	(85,231)		(44,735)
Nonearning Assets	1,011,545		688,943

Total Assets	$10,303,142		$6,390,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities
Deposits:
NOW Accounts	$1,323,367	0.69%	$983,304	0.81%
Savings and Money Market Accounts	2,759,442	1.29%	1,285,540	1.44%
Certificates of Deposit	3,096,524	1.65%	1,816,365	2.71%

Total Interest-bearing Deposits	7,179,333	1.33%	4,085,209	1.85%
Short-term Borrowings	216,116	0.37%	199,480	0.66%
Long-term Debt	593,942	3.02%	583,307	3.48%

Total Interest-bearing Liabilities	7,989,391	1.43%	4,867,996	2.00%
Noninterest-bearing Demand Deposits	841,739		614,714
Noninterest-bearing Liabilities	222,247		116,333

Total Liabilities	9,053,377		5,599,043
Shareholders’ Equity	1,249,765		791,436

Total Liabilities and Shareholders’ Equity	$10,303,142		$6,390,479

Net Interest Spread	$281,627	2.84%	$172,785	2.78%
Tax-equivalent Benefit	7,778	0.08%	6,282	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$289,405	3.05%	$179,067	3.09%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	12/31/2010	9/30/2010	12/31/2009
Net Interest Income	$72,349	$69,933	$57,557
Effect of Tax Benefit on Interest Income	1,585	1,769	1,896

Net Interest Income (TE) (1)	73,934	71,702	59,453

Noninterest Income	38,052	36,781	207,543
Effect of Tax Benefit on Noninterest Income	510	391	393

Noninterest Income (TE) (1)	38,562	37,172	207,936

Total Revenues (TE) (1)	$112,496	$108,874	$267,389

Total Noninterest Expense	$81,102	$80,371	$75,114
Less Intangible Amortization Expense	(1,340)	(1,316)	(1,022)

Tangible Operating Expense (2)	$79,762	$79,055	$74,092

Return on Average Common Equity	3.94%	4.21%	50.04%
Effect of Intangibles (2)	1.32%	1.39%	16.53%

Return on Average Tangible Common Equity (2)	5.26%	5.60%	66.57%

Efficiency Ratio	73.5%	75.3%	28.3%
Effect of Tax Benefit Related to Tax Exempt Income	(1.4%)	(1.5%)	(0.2%)

Efficiency Ratio (TE) (1)	72.1%	73.8%	28.1%
Effect of Amortization of Intangibles	(1.2%)	(1.2%)	(0.4%)

Tangible Efficiency Ratio (TE) (1) (2)	70.9%	72.6%	27.7%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.